UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2009

ACCELRYS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-27188	33-0557266
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

10188 Telesis Court, San Diego, California 92121-1761

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 799-5000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of New President and Chief Executive Officer

On June 15, 2009, the Board of Directors (the “Board”) of Accelrys, Inc. (the “Company”) appointed Scipio “Max” Carnecchia to serve as President and Chief Executive Officer of the Company. This position was previously held by Todd Johnson, on an interim basis, since January 2009. Effective June 15, 2009, Mr. Johnson will remain to assist with the transition by serving as an advisor to Mr. Carnecchia as requested by Mr. Carnecchia. Mr. Carnecchia has also been appointed to serve on the Board.

Prior to joining the Company, Mr. Carnecchia, 46, served as President of Interwoven, Inc., which was acquired by Autonomy Corporation plc earlier this year in a transaction valued at approximately $800 million. Prior to joining Interwoven, Mr. Carnecchia served as Vice President of Global Sales of Xoriant Corporation from April 2000 to January 2001 and as Vice President of Sales and Services of SmartDB Corporation from September 1996 to February 2000. Mr. Carnecchia holds a B.S. in Electrical Engineering and Computer Science from The Stevens Institute of Technology.

No family relationships exist between Mr. Carnecchia and any of the Company’s directors or other executive officers. There are no arrangements between Mr. Carnecchia and any other person pursuant to which Mr. Carnecchia was selected as an officer, nor are there any transactions to which the Company is or was a participant in which Mr. Carnecchia has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Employment Agreement with and Offer Letter to New President and Chief Executive Officer

In connection with the appointment of Mr. Carnecchia as the Company’s President and Chief Executive Officer, the Company has entered into an employment agreement, dated June 15, 2009, with Mr. Carnecchia (the “Employment Agreement”). Pursuant to the terms of the Employment Agreement, Mr. Carnecchia is entitled to receive an annual base salary in the amount of $400,000, which amount is subject to annual review by the Human Resources Committee of the Board. Mr. Carnecchia is also entitled to participate in the Company’s management incentive plan, which allows him to receive, subject to the criteria set forth in the management incentive plan, an incentive bonus in an amount equal to up to 80% at plan of his annual base salary for each year he remains employed with the Company.

The Company may terminate the Employment Agreement upon one years’ notice, which notice may be given at any time. However, even during the term of the Employment Agreement, Mr. Carnecchia’s employment with the Company will be at-will, meaning that either the Company or Mr. Carnecchia may terminate the employment relationship at any time. If Mr. Carnecchia’s employment with the Company is terminated during the term of the Employment Agreement by the Company without “cause” or by Mr. Carnecchia for “good reason” (each as defined in the Employment Agreement), Mr. Carnecchia will be entitled to receive, subject to his continued compliance with certain confidentiality, non-competition, non-solicitation and non-disparagement provisions contained in the Employment Agreement, severance payments and benefits consisting of: (1) an amount equal to his then-current base salary, payable in equal monthly installments over a period of one year following the date of termination; (2) an amount equal to his then-current target bonus amount under the management incentive plan, payable in equal monthly installments over a period of one year following the date of termination; (3) a pro-rated amount equal to the incentive bonus that he would otherwise have been entitled to receive under the management incentive plan for the then-current fiscal year, payable as a lump sum; and (4) reimbursements for COBRA payments made under the Company’s medical and dental insurance plans for a period of up to one year following the date of termination.

In addition, if Mr. Carnecchia’s employment with the Company is terminated within the period commencing two months prior to, and extending eighteen months following, the occurrence of a “change of control” (as defined in the Employment Agreement) which takes place during the term of the Employment Agreement, Mr. Carnecchia will be entitled to receive, subject to his continued compliance with certain confidentiality, non-competition, non-solicitation and non-disparagement provisions contained in the Employment Agreement, severance payments and benefits consisting of: (1) an amount equal to twice the amount of his then-current base salary, payable in equal monthly installments over a period of one year following the date of termination; (2) an amount equal to twice the amount of his then-current target bonus amount under the management incentive plan, payable in equal monthly installments over a period of one year following the date of termination; (3) a pro-rated amount equal to the incentive bonus that he would otherwise have been entitled to receive under the management incentive plan for the then-current fiscal year, payable as a lump sum; and (4) reimbursements for COBRA payments made under the Company’s medical and dental insurance plans for a period of up to one year following the date of termination. In addition, all stock awards issued to Mr. Carnecchia pursuant to the Company’s stock incentive plans will automatically accelerate and become vested in full as of the date of termination. Additionally, all stock options issued to Mr. Carnecchia will be exercisable during the earlier of one year following the date of termination or the original expiration date of the stock option.

The timing of payments to Mr. Carnecchia of his severance payments and benefits under the Employment Agreement may be deferred to avoid incurring additional taxes and penalties pursuant to Section 409A of the Internal Revenue Code of 1986 (the “Code”). All payments are subject certain gross-up provisions in the event that they are characterized as “excess parachute payments” within the meaning of Section 280G of the Code.

In addition to the Employment Agreement, the Company gave Mr. Carnecchia an offer letter, dated June 15, 2009 (the “Offer Letter”). In general, the Offer Letter describes the terms of Mr. Carnecchia’s employment with the Company (as set forth in the Employment Agreement). Also, pursuant to the terms of the Offer Letter, the Company has agreed to pay Mr. Carnecchia’s reasonable and customary relocation expenses, including moving costs, temporary living expenses, travel costs related to his relocation to San Diego, and closing costs related to the sale of his existing home and purchase of a new home in San Diego relating to his relocation to San Diego.

The foregoing descriptions of the Employment Agreement and Offer Letter are intended only as a summary of the material terms of the Employment Agreement and Offer Letter, and such descriptions are qualified in their entirety by reference to the full Employment Agreement and full Offer Letter, copies of which are attached hereto as Exhibit 10.2 and Exhibit 10.3, respectively, and are each incorporated by reference herein.

Stock Option Agreement with New President and Chief Executive Officer

In addition to the Employment Agreement, the Company has entered into a Stock Option Agreement, dated June 15, 2009, with Mr. Carnecchia (the “Option Agreement”). Pursuant to the Option Agreement, the Company has granted Mr. Carnecchia an option to purchase up to 800,000 shares of Company common stock, at an exercise price equal to the fair market value of the stock as of the date of the grant. Subject to certain acceleration provisions in the event of a change of control or Mr. Carnecchia’s death or disability, the option will vest over four years with 200,000 shares vesting on the first anniversary of the grant date, and the remaining 600,000 shares vesting in equal monthly installments over the three-year period thereafter. The option represented by the Option Agreement was granted without stockholder approval as an inducement award pursuant to Rule 5635(c)(4) of the NASDAQ Listing Rules.

The foregoing description of the Option Agreement is intended only as a summary of the material terms of the Option Agreement, and such description is qualified in its entirety by reference to the full Option Agreement, a copy of which is attached hereto as Exhibit 10.4 and is incorporated by reference herein.

Item 8.01.	Other Events.

On June 15, 2009, the Company issued a press release announcing the appointment of Mr. Carnecchia as the Company’s President and Chief Executive Officer. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.2	Employment Agreement, dated June 15, 2009, between Scipio “Max” Carnecchia and Accelrys, Inc.

10.3	Offer Letter, dated June 15, 2009, from Accelrys, Inc. to Scipio “Max” Carnecchia

10.4	Stock Option Agreement, dated June 15, 2009, between Scipio “Max” Carnecchia and Accelrys, Inc.

99.1	Press release dated June 15, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCELRYS, INC.

By:	/s/ Rick E. Russo
Rick E. Russo
Senior Vice President and Chief Financial Officer

Date: June 15, 2009